SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 March 19, 2002


                         FOURTHSTAGE TECHNOLOGIES, INC.


         Delaware                        0-8164                 74-2971167
(State or other jurisdiction          (File Number)           (IRS Employee
     of incorporation)                                    Identification Number)


                            3300 North Central Avenue
                                    Suite 200
                             Phoenix, Arizona 85012
                                  602-766-0883

Item 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

Fourthstage Technologies has made several changes with respect to its management team, in accordance with approval of its Board of Directors. Mr., Al Dei Maggi has been appointed as President and Chief Executive Officer (CEO); Mr. Stephen Martin has been appointed Vice President and Chief Financial Officer; and Mr. Kevin P. Craig, formerly Chief Executive Officer will assume the position of Chief Technology Officer (CTO).

Mr. Dei Maggi has over 15 years experience in Executive Leadership positions, building and managing successful teams in several top Technology Companies. He has over 20 years experience in Advanced Technology Sales and Marketing, and has acquired an International business reputation in more than 10 countries, including North America, Europe, Japan, Australia and New Zealand. Mr. Dei Maggi has, among other credits; served as the CEO of Xyterra Computing, Inc; CEO of NetworkTwo; VP and General Manager of Integrated Micro Products; Vice President of Predirect Marketing of Sequent Computer Systems, Inc (now IBM); Founder and CEO of Toltec Computers/Edge Computers; and has been a member of the Board of Directors of several companies.

Mr. Martin has served as Chief Financial Officer of Xyterra Computing, Inc.; Chief Financial Officer of Clear Data Communications, Inc; Vice President of Finance of Nortel Networks Corporation; Vice President/Head Structured Trade Finance of the First National Bank of Chicago ["FNBC"- now Bank One]; Vice President and Division Head - Communications Lending at FNBC, and Vice President and Regional Manager- Eastern Europe at FNBC.

Mr. Craig was a Founder and CEO of Fourthstage Technologies, Inc., and became CEO and President of Aperian, Inc., known as Fourthstage Technologies, Inc., after its merger with Aperian, Inc., in April 2001. Mr. Craig served in various positions with Intel Corporation, including Director of Enterprise Architecture Labs; and was also with Advanced Micro Devices, Inc., as its Manager-Technology Development. Mr. Craig is a member of the Board of Directors of Fourthstage Technologies, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Fourthstage Technologies, Inc.

                                   By /s/ Al Dei Maggi
                                      -----------------------------------
                                      President/Chief Executive Officer